Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated August 24, 2018, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of The L.S. Starrett Company on Form 10-K for the year ended June 30, 2018. We consent to the incorporation by reference of said reports in the Registration Statements of The L.S. Starrett Company on Forms S-8 (File No. 333-221598, File No. 333-184934, File No. 333-147331, File No. 333-104123, File No. 333-101162, File No. 333-12997, and File No. 033-55623).

/s/ GRANT THORNTON LLP

Boston, Massachusetts

August 24, 2018